EXHIBIT 4.4

COMSTOCK RESOURCES, INC.
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CERTIFICATE OF DESIGNATIONS

Pursuant to Section 78.1955 of the Nevada Revised Statutes
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SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

(Par Value $10.00 Per Share)

Comstock Resources, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Third Article of the Second Amended and Restated Articles of Incorporation of the Corporation (as amended and as further amended from time to time in accordance with its terms and the NRS, the “Articles of Incorporation”), which authorizes the Board, by resolution, to set forth the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to 5,000,000 shares of preferred stock, par value $10.00 per share (the “Authorized Preferred Stock”), and in accordance with the provisions of Section 78.1955 of the NRS, the Board duly adopted on July 16, 2019 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the Articles of Incorporation and the provisions of Section 78.1955 of the NRS, the Board hereby authorizes and establishes two new series consisting of 385,000 shares of Authorized Preferred Stock in the aggregate, designated Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock, and hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, of such series of Authorized Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”) as follows:

1.General.

(a)There shall be created from the 5,000,000 shares of Authorized Preferred Stock of the Corporation authorized to be issued pursuant to the Articles of Incorporation, (i) a series of Preferred Stock designated as “Series A Redeemable Convertible Preferred Stock” par value $10.00 per share (the “Series A Preferred Stock”), and (ii) the “Series B Redeemable Convertible Preferred Stock” (the “Series B Preferred Stock” and, together with the Series A

Preferred Stock, the “Preferred Stock”).  The authorized number of shares of Series A Preferred Stock shall be 210,000 and the authorized number of shares of Series B Preferred Stock shall be 175,000.  Shares of Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be permanently cancelled and shall no longer be authorized for future issuance.

(b)Subject to the following sentence, the Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; and (iv) junior to existing and future indebtedness and liabilities of the Corporation.  The Series A Preferred Stock, with respect to rights upon the liquidation, winding-up or dissolution of the Corporation and in the event of any redemption of the Preferred Stock, ranks senior to all Series B Preferred Stock.

2.Definitions.  As used herein, the following terms shall have the following meanings:

(a)“Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share, whether or not declared, from, and including, the last day of the most recently preceding fiscal quarter (or the Initial Issue Date, if there has been no prior full fiscal quarter) to, but not including, such date, and including, for the sake of clarity, any then accrued and unpaid dividends on such share from all prior fiscal quarters (including any dividends attributable to the Default Rate or Registration Delay Rate, as applicable).

(b)“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this Certificate of Designations, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(c)“Articles of Incorporation” shall have the meaning specified in the recitals.

(d)“Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such Person shall be deemed to be the Beneficial Owner of any Equity Securities that may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Corporation or any of its Subsidiaries.

(e)“Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(f)“Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(g)“Capital Stock” shall mean, for any entity, any and all shares, equity interests, rights to purchase, warrants, options, equity participations or other equity equivalents of or equity interests in (however designated) capital stock issued by that entity.

(h)“Cash Dividends” shall have the meaning specified in Section 3(a).

(i)“Certificate of Designations” shall have the meaning specified in the recitals.

(j)A “Change of Control” shall be deemed to have occurred at any time after the Preferred Stock is originally issued if any of the following occurs:

(i)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a Subsidiary of another Person shall not constitute a Change of Control if, immediately following such transaction, the “persons” (as defined above) who were Beneficial Owners of the voting stock of the Corporation immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the total voting power of the voting stock of such other Person of whom the Corporation has become a Subsidiary;

(ii)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is defined above) other than the Corporation or its Subsidiaries and other than any Permitted Holder); or

(iii)the adoption of a plan relating to the liquidation or dissolution of the Corporation.

(k)“Change of Control Cash Price” shall mean, as of the date of any redemption in connection with a Change of Control Put, (a) during the period prior to the 12-month anniversary of the Initial Issue Date, the sum of (i) the Liquidation Value per share of Preferred Stock plus (ii) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable Change of Control and (b) following the twelve-month anniversary of the Initial Issue Date, the greater of (i) the sum of (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable Change of Control and (ii) an amount equal to (A) the number of shares of Common Stock into which such share of Preferred Stock is convertible (at the Conversion Rate then in effect) as of immediately prior to such Change of

Control multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately prior to such Change of Control.

(l)“Change of Control Notice” shall have the meaning specified in Section 4(b).

(m)“Change of Control Put” shall have the meaning specified in Section 4(a).

(n)“Close of Business” shall mean 5:00 p.m., New York City time.

(o)“Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose with the prior consent of holders of a majority of the outstanding Preferred Stock.  The Closing Sale Price of any other security shall be determined in the same manner as set forth in this definition for the determination of the Closing Sale Price of the Common Stock.  If the Closing Sale Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Sale Price of the Common Stock on such date shall be the fair market value as determined in good faith by the Corporation in a commercially reasonable manner.

(p)“Code” shall mean Internal Revenue Code of 1986, as amended.

(q)“Common Stock” shall mean the Common Stock, par value $0.50 per share, of the Corporation, subject to Section 8(d)

(r)“Comstock Indenture” shall mean that certain Indenture, dated as of August 3, 2018, by and between Comstock Escrow Corporation, as issuer, and American Stock Transfer & Trust Company LLC, as trustee (as the same is in effect as of the date hereof) and any future indenture relating to a comparable refinancing or refunding thereof.

(s)“Conversion Date” shall have the meaning specified in Section 7(a)(ii).

(t)“Conversion Price” shall be $4.00 per share of Common Stock, as adjusted in accordance with Section 8.

(u)“Conversion Rate” shall mean, with respect to each share of Preferred Stock subject to conversion, a number of shares of Common Stock equal to the quotient of (i) the sum of (A) the Liquidation Value per share of such Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of conversion divided by (ii) the then applicable Conversion Price.

(v)“Corporation” shall have the meaning specified in the recitals.

(w)“Corporation Optional Redemption” shall have the meaning specified in Section 7(b)(i).

(x)“Corporation Optional Redemption Date” shall have the meaning specified in Section 7(b)(ii).

(y)“Corporation Optional Redemption Price” shall mean, as of the date of any redemption pursuant to Section 7(c), (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date fixed for such redemption.

(z)“CP Indenture” shall mean that certain Indenture, dated as of May 3, 2017, by and among Covey Park Energy LLC, Covey Park Finance Corp., the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (as the same is in effect as of the date hereof) and any future indenture relating to a comparable refinancing or refunding thereof.

(aa)“Default Rate” means, as of any time of determination, (i) in the event that any Delisting Event has occurred and is continuing, 6.0% per annum, computed on the basis of a 360-day year comprised of 30-day months and (ii) in the event that no Delisting Event has occurred and is continuing, (a) in the event that any Non-Payment of Dividends has occurred and any Non-Payment of Dividends remains uncured as of such time (but less than four Non-Payment of Dividends remain uncured as of such time), 3.0% per annum, computed on the basis of a 360-day year comprised of 30-day months and (ii) in the event that any Non-Payment of Dividends has occurred and four or more Non-Payment of Dividends remain uncured as of such time, an additional 3.0% per annum (in addition to the additional amounts described in clause (i)(a) of this definition), computed on the basis of a 360-day year comprised of 30-day months, provided that under no circumstances shall the Default Rate exceed 6.0% per annum.

(bb) “Delisting Event” shall have the meaning specified in Section 3(b).

(cc)“Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2019.

(dd)“Dividend Period” shall have the meaning specified in Section 3(a).

(ee)“Dividend Rate” shall mean the rate of 10% per annum per share of Preferred Stock.

(ff)“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding such Dividend Payment Date.

(gg)“Equity Securities” means the equity securities of the Corporation, including shares with respect to Common Stock and Preferred Stock.

(hh)“Event” shall have the meaning specified in Section 5(b).

(ii)“Ex-Date,” when used with respect to any issuance, dividend or distribution of Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise), as determined by such exchange or market.

(jj)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(kk)“Expiration Date” shall have the meaning specified in Section 8(a)(iv).

(ll)“Holder” shall mean a holder of shares of Preferred Stock.

(mm)“Holdings” shall mean Covey Park Energy Holdings LLC, a Delaware limited liability company.

(nn)“Initial Issue Date” shall mean the first date of original issuance of shares of the Preferred Stock.

(oo)“Jones Entities” means each of Arkoma Drilling CP, LLC, a Texas limited liability company, and Williston Drilling CP, LLC, a Texas limited liability company.

(pp)“Junior Stock” shall mean (i) the Common Stock and (ii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock or Series B Preferred Stock (as applicable) as to dividend rights, redemption rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(qq)“Liquidation Value” shall mean, with respect to each share of Preferred Stock, $1,000.00.

(rr)“NRS” shall have the meaning specified in the recitals.

(ss)“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act.

(tt) “Non-Payment of Dividends” shall have the meaning specified in Section 3(b).

(uu)“Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(vv)“Open of Business” shall mean 9:00 a.m., New York City time.

(ww)“Ownership Notice” shall mean the notice of ownership of Capital Stock of the Corporation containing the information required to be set forth or stated on certificates pursuant to the NRS and, in the case of an issuance of Capital Stock by the Corporation (including the Preferred Stock), in substantially the form attached hereto as Exhibit A.

(xx)“Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with either Series A Preferred Stock or Series B Preferred Stock (as applicable) as to dividend rights, redemption rights or rights upon the liquidation, winding up or dissolution of the Corporation.

(yy)“Permitted Holder” shall mean collectively, (1) the Jones Entities and each of their respective Affiliates (but not, however, any operating company in the Oil and Gas Business (as defined in the Comstock Indenture) thereof), (2) Jerral W. Jones, (3) any family member, heir or estate of the foregoing, (4) any trust directly or indirectly controlled by or for the benefit of any of the foregoing, and (5) any other Persons directly or indirectly controlled by any of the foregoing (but not, however, any operating company in the Oil and Gas Business thereof).

(zz)“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(aaa)“Preferred Stock” shall have the meaning specified in Section 1.

(bbb)“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(ccc)“Reference Property” shall have the meaning specified in Section 8(d).

(ddd)“Registration Delay” shall have the meaning specified in Section 3(i).

(eee)“Registration Delay Rate” means an additional 0.25% per quarter for each quarter during which a Registration Delay is continuing, cumulative to the Dividend Rate as in effect for the applicable period, computed on the basis of a 90-day quarters comprised of 30-day months; provided, however, that in no event shall the Registration Delay Rate exceed 1.0% per annum in the aggregate.

(fff)“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Initial Issue Date by and among the Corporation and the others party thereto.

(ggg)“Reorganization Event” shall have the meaning specified in Section 8(d).

(hhh)“Requested Number of Shares” shall have the meaning specified in Section 4(c).

(iii)“SEC” shall mean the Securities and Exchange Commission.

(jjj)“Securities Act” shall mean the Securities Act of 1933, as amended.

(kkk)“Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(lll)“Shareholders Agreement” shall mean that certain Shareholders Agreement dated as of the date hereof by and among the Corporation, Holdings, the Jones Entities and the others party thereto.

(mmm)“Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Registrable Securities (as defined in the Registration Rights Agreement) by holders thereof.

(nnn)“Special Rights End Date” shall have the meaning specified in Section 4(a).

(ooo)“Specified Contract Terms” shall mean (i) Sections 4.07, 4.10 and 4.15 of the Comstock Indenture and (ii) Section 4.07 of the CP Indenture, in each case as it relates to the purchase of Preferred Stock in connection with a Change of Control as contemplated by the definition of “Disqualified Capital Stock” under the Comstock Indenture or the definition of “Disqualified Stock” under the CP Indenture, as applicable.

(ppp)“Spin-Off” shall have the meaning specified in Section 8(a)(iii).

(qqq)“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or limited liability company interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(rrr)“Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(sss)“Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, for value or without value, or to enter into any written or oral contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person. For the avoidance of doubt, a transfer of control of the direct or indirect Beneficial Owner of Equity Securities is a Transfer of such Equity Securities for purposes of this Certificate of Designations; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations, a Transfer shall not include (i) the conversion of one or more shares of Preferred Stock into Common Stock pursuant to the terms of this Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Preferred Stock by the Corporation or (iii) the transfer of any limited partnership or limited liability company interests or other equity interests in a Holder (or any direct or indirect parent entity of a Holder), in each case, unless the transferor or transferee were formed for the purpose of holding any Equity Securities.

(ttt)“Transfer Agent” shall mean American Stock Transfer & Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Preferred Stock and the Common Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(uuu)“Treasury Regulation” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

3.Dividends.

(a)Subject to Section 3(c), from and after the Initial Issue Date, dividends shall, with respect to each outstanding share of Preferred Stock, accrue on the Liquidation Value at (i) the Dividend Rate plus (ii) the Default Rate during any period that the Default Rate is applicable pursuant to Section 3(b), plus (iii) the Registration Delay Rate during any period that the Registration Delay Rate is applicable pursuant to Section 3(h) for each Dividend Period (as defined below) to and including the next Dividend Payment Date (“Cash Dividends”). Such Cash Dividends shall be cumulative and shall be payable only when, as and if declared by the Board, and when so declared and paid, Cash Dividends shall be paid in cash out of funds legally available therefor and shall be payable on the next Dividend Payment Date following such declaration by the Board to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date. Dividends on the Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from the last day of the most recent fiscal quarter, or if there has been no prior full fiscal quarter, from the Initial Issue Date, until Cash Dividends are paid pursuant to this Section 3(a) in respect of such Accrued Dividends or pursuant to Sections 3(b) and 3(c). With respect to any dividend that is declared and paid by the Board, if the Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date.  The period from the Initial Issue Date to and including the first Dividend Payment Date and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(b)If (i) the Corporation fails to pay in cash in full all or any part of any Cash Dividend when due and payable in accordance with Section 3(a) for any Dividend Period (such failure, a “Non-Payment of Dividends”) or (ii) the Common Stock ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or any other National Securities Exchange (a “Delisting Event”) and such Delisting Event is continuing, then (A) from and after (1) in the case of a Non-Payment of Dividends, the first day immediately following the Dividend Period for which the Non-Payment of Dividends occurred and continuing until such failure is cured by payment in full in cash of all arrearages (for the avoidance of doubt, including arrearages attributable to the Default Rate), or (2) in the case of a Delisting Event, the date such Delisting Event occurs and continuing until such Delisting Event shall cease to be continuing, the Default Rate shall be applicable to any Cash Dividend payable pursuant to Section 3(a). The amount of accrued but unpaid cash dividends described above (if any) shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Dividend Rate plus the Default Rate until paid.

(c)Cash Dividends payable under Section 3(a) for any period less than a full quarterly dividend or accretion period (based upon the number of days elapsed during the period), shall each be computed on the basis of a 360-day year consisting of twelve 30-day months.

(d)Holders of shares of Preferred Stock subject to conversion or redemption (including in respect of a Change of Control Put) shall not be entitled to receive any payment of dividends declared pursuant to Section 3(a) in respect of the Dividend Period in which such conversion or redemption occurs notwithstanding that a Dividend Record Date may have occurred for the payment of such dividends prior to such conversion or redemption.

(e) Notwithstanding anything herein to the contrary, the Corporation shall be prohibited from paying a dividend on any Junior Stock while any Accrued Dividends are outstanding except for (i) a dividend payable on Junior Stock in shares of Junior Stock; (ii) the acquisition of shares of Junior Stock in exchange for shares of Junior Stock and the payment of cash in lieu of fractional shares of Junior Stock; (iii) redemptions, purchases or other acquisitions of shares of Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees; and (iv) the exchange, redemption or conversion of Junior Stock for, into or with Junior Stock.

(f)Holders of shares of Preferred Stock shall not be entitled to any dividend other than as set forth in this Section 3.

(g)In the event the Corporation has insufficient cash to pay in cash in full all or any part of any Cash Dividend when due and payable in accordance with Section 3(a) or in the case of any other partial Cash Dividend, the Holders of Preferred Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to Section 3(a), in any Cash Dividends paid by the Corporation to the Holders of Preferred Stock.

(h)If the Corporation fails to cause a Shelf Registration Statement with respect to the Registrable Securities (as defined in the Registration Rights Agreement) to be declared effective 30 days prior to the first anniversary of the Initial Issue Date (such failure, a “Registration Delay”), then from and after the first day of the immediately following such fiscal quarter and continuing until such failure is cured by the effectiveness of a registration statement pertaining to the Registrable Securities, (i) the Cash Dividends shall accrue at the Dividend Rate plus the Registration Delay Rate and (ii) the amount of such accrued but unpaid cash dividends shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Dividend Rate plus the Registration Delay Rate until paid.

4.Special Rights Upon a Change of Control.

(a)Special Rights at the Option of the Holder.  A Holder shall have the right, in connection with any Change of Control, with respect to all but not less than all of its Preferred Stock, to select one of the following options, by notice given to the Corporation within 10 Business Days of the date the Corporation delivers the Change of Control Notice (such end date, the “Special Rights End Date”), subject to the provisions of this Section 4, and with the understanding that unless otherwise agreed in writing by the applicable Holder and the Corporation, any Holder who fails to timely provide notice of its election to the Corporation shall be deemed to have elected the option set forth in sub-clause (ii) below:

(i)convert all, but not less than all, of the shares of Preferred Stock held by such Holder to Common Stock at the Conversion Rate; or

(ii)require the Corporation (or its successor or the surviving entity if the Corporation is not the surviving entity) to purchase (a “Change of Control Put”) all, but not less than all, of its shares of Preferred Stock for cash at a purchase price per share of Preferred Stock equal to the Change of Control Cash Price; provided that the Corporation shall only be required to pay the Change of Control Cash Price (i) to the extent permitted by the Specified Contract Terms and (ii) to the extent such purchase can be made under applicable law and out of funds legally available therefor.

(b)Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur or has occurred), a written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Transfer Agent, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, (x) the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed or (y) the date on which the Change of Control occurred). Such notice shall state (i) the anticipated effective date of such Change of Control; (ii) the anticipated Special Rights End Date; (iii) the name and address of the Transfer Agent; and (iv) the procedures that Holders must follow to exercise their right pursuant to this Section 4 (such notice, a “Change of Control Notice”).

(c)If the Corporation would be in violation of the Specified Contract Terms if all shares of Preferred Stock that Holders have requested to be purchased under Section 4(a)(ii) (the “Requested Number of Shares”) are purchased by the Corporation, (A) the Corporation shall (1) purchase, pro rata among the Holders of Series A Preferred Stock that have requested their shares of Series A Preferred Stock be purchased pursuant to Section 4(a)(ii), a number of shares of Series A Preferred Stock with an aggregate Change of Control Cash Price equal to the lesser of (x) the amount legally available for the purchase of shares of Preferred Stock under applicable law and (y) the largest amount that can be used for such purchase not prohibited by the Specified Contract Terms, (2) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Cash Price as soon as possible after the Corporation is able to make such purchase out of assets legally available for the purchase of such share of Preferred Stock and without violation of the Specified Contract Terms, (3) purchase any shares of Series B Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Cash Price as soon as possible after the Corporation (x) satisfies its obligations under clauses (1) and (2) and (y) is able to make such purchase out of assets legally available for the purchase of such share of Preferred Stock and without violation of the Specified Contract Terms, and (4) notify all Holders of shares of Preferred Stock requested to be purchased under Section 4(a)(ii) that will not be purchased as of the consummation of the Change of Control and (B) the Holders of any shares of Preferred Stock that are not purchased by the Corporation in connection with the consummation of the Change of Control as a result of the application of this sentence shall have the right, immediately prior to the consummation of such Change of Control, to convert any of the shares of Preferred Stock held by such Holder to Common Stock at the then-applicable Conversion Rate. The inability of the Corporation to make a purchase payment for any reason shall not relieve the Corporation from its obligation to effect any required purchase when, as and if permitted by applicable law, the Specified Contract Terms and this Certificate of Designations.

(d)Upon full conversion or payment for any shares of Preferred Stock pursuant to Section 4(a), as the case may be, such shares of Preferred Stock will cease to be entitled to any dividends that may thereafter be payable on the Preferred Stock; such shares of Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights of the Holder of such shares of Preferred Stock shall cease and terminate with respect to such shares.

5.Voting; Other Rights.

(a)Voting.

(i)The shares of Preferred Stock shall not have voting rights other than those set forth in this Section 5(a) or as otherwise required by Nevada law or the Articles of Incorporation.

(ii)So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of (i) the Holders of at least a majority in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting and (ii) the Holders of at least a majority in voting power of the shares of

Series B Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

(A)authorize, declare, pay or set aside any dividend or distribution on or agree to or consummate any redemption or repurchase of any Junior Stock, other than (i) a dividend payable on Junior Stock in shares of Junior Stock; (ii) the acquisition of shares of Junior Stock in exchange for shares of Junior Stock and the payment of cash in lieu of fractional shares of Junior Stock; (iii) redemptions, purchases or other acquisitions of shares of Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees; and (iv) the exchange, redemption or conversion of Junior Stock for, into or with Junior Stock;

(B)authorize or create, or increase the authorized amount of, or issue or reissue any class or series of Senior Stock or Parity Stock or reclassify any of the authorized capital stock of the Corporation into shares of Senior Stock or Parity Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock;

(C)authorize, declare or initiate general assignments to creditors, file a voluntary bankruptcy petition, petition for liquidation or dissolution or consent to the appointment or appoint a trustee, receiver or liquidator of the Corporation;

(D)cause or enter into any agreement that would result in a Change of Control, unless upon consummation of such Change of Control the Corporation pays in full to the holders of Preferred Stock that have requested shares of Preferred Stock to be redeemed pursuant to Section 4(a) cash in an amount equal to the Change of Control Cash Price on the Requested Number of Shares;

(E)issue any equity securities of any of the Corporation’s Subsidiaries, other than (i) to the Corporation or another of the Corporation’s wholly-owned Subsidiaries; or (ii) in connection with the contribution of any assets or cash in excess of $10,000,000 to any Person that is not wholly-owned by the Corporation;

(F)enter into or modify any agreement or arrangement that by its terms expressly prohibits the Corporation from (i) declaring and paying any dividend to the holders of the Preferred Stock in accordance with this Certificate or (ii) redeeming all or any portion of the Preferred Stock in accordance with this Certificate (it being understood, for the avoidance of doubt, that the limitations set forth in the proviso in Section 4(a)(ii) and Section 4(c) shall have no effect when determining whether such redemption occurs in accordance with this Certificate);

(G)consummate, cause or enter into any agreement related to any transaction (including, without limitation, any merger or consolidation) with any Person (including any Permitted Holder) the result of which is that the Common

Stock (or other common stock into which the Preferred Stock is convertible) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or any other National Securities Exchange (any such transaction, a “Take-Private Transaction”), unless in connection with the consummation of such transaction the Corporation redeems each share of Preferred Stock in full for an amount in cash equal to (a) during the period prior to the 12-month anniversary of the Initial Issue Date, the sum of (i) the Liquidation Value per share of Preferred Stock plus (ii) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable Take-Private Transaction and (b) following the twelve-month anniversary of the Initial Issue Date, the greater of (i) the sum of (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable Take-Private Transaction and (ii) an amount equal to (1) the number of shares of Common Stock into which such share of Preferred Stock is convertible (at the Conversion Rate then in effect) as of immediately prior to such Take-Private Transaction multiplied by (2) the price paid per share of Common Stock in the applicable Take-Private Transaction (the “Take Private Cash Price”);

(H)directly or indirectly, in one transaction or a series of related transactions, acquire or agree to acquire, (A) any Person by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, such Person or (B) any assets, in each case other than any acquisition or series of related acquisitions for which the purchase price is less than $125,000,000;

(I)directly or indirectly, sell, lease, transfer, convey or otherwise dispose (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, unless in connection with the consummation of such transaction the Corporation redeems each share of Preferred Stock in full for an amount in cash equal to (a) during the period prior to the 12-month anniversary of the Initial Issue Date, the sum of (i) the Liquidation Value per share of Preferred Stock plus (ii) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable transaction and (b) following the twelve-month anniversary of the Initial Issue Date, the greater of (i) the sum of (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date of the applicable transaction and (ii) an amount equal to (1) the number of shares of Common Stock into which such share of Preferred Stock is convertible (at the Conversion Rate then in effect) as of immediately prior to such transaction multiplied by (2) the Closing Sale Price of the Common Stock on the Trading Day immediately prior to such transaction; or

(J)agree or commit to take any of the foregoing actions.

(b)So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Articles of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise (an “Event”) so as to adversely affect any right, preference, privilege or power of the shares of Series A Preferred Stock; provided, however, without limiting the rights in Section 5(a)(ii)(D) or Section 5(a)(ii)(G), with respect to the occurrence of any Event, so long as (i) the holders of the shares of Series A Preferred Stock receive the Change of Control Cash Price or Take Private Cash Price, as applicable, in connection therewith or to exercise their right to convert their shares of Series A Preferred Stock into shares of Common Stock or (ii) any shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for a preferred security in the surviving entity or parent of the surviving entity that has the same rights, preferences and privileges as the Series A Preferred Stock in all respects, the occurrence of any such Event shall not be deemed to adversely affect such rights, preferences, privileges or power of the Series A Preferred Stock; provided, further, that any increase in the amount of the authorized Junior Stock, or the creation or issuance of any additional shares of Junior Stock, shall not be deemed to adversely affect such rights, preferences, privileges or powers.

(c)So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series B Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Articles of Incorporation or this Certificate of Designations, including by any Event, so as to adversely affect any right, preference, privilege or power of the shares of Series B Preferred Stock; provided, however, with respect to the occurrence of any Event, so long as (i) the holders of the shares of Series B Preferred Stock are entitled to exercise the Change of Control Put in connection therewith or to exercise their right to convert their shares of Series B Preferred Stock into shares of Common Stock, in each case in accordance with Section 4(a) hereof or (ii) any shares of the Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for a preferred security in the surviving entity or parent of the surviving entity that has the same rights, preferences and privileges as the Series B Preferred Stock in all respects, the occurrence of any such Event shall not be deemed to adversely affect such rights, preferences, privileges or power of the Series B Preferred Stock; provided, further, that any increase in the amount of the authorized Junior Stock, or the creation or issuance of any additional shares of Junior Stock, shall not be deemed to adversely affect such rights, preferences, privileges or powers.

(d)So long as Holdings or any of its Affiliates collectively beneficially own in the aggregate at least (i) 10% of the issued and outstanding Common Stock or (ii) 21,000 shares of Series A Preferred Stock, the Corporation shall not, without the affirmative consent of Holdings, take any action that would require the approval of Holdings pursuant to Section 3.6(b) or Section 3.6(c) of the Shareholders Agreement.  So long as Holdings or any of its Affiliates collectively beneficially own in the aggregate at least 21,000 issued and outstanding shares of Series A

Preferred Stock, the Corporation shall not, without the affirmative consent of Holdings, take any action that would require the approval of Holdings pursuant to Section 3.6(d) of the Shareholders Agreement.

(e)In all cases in which Holders shall be entitled to vote, whether a plurality, majority or other portion of the Series A Preferred Stock, Series B Preferred Stock or any other series of voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective aggregate liquidation preferences of the Series A Preferred Stock, Series B Preferred Stock or such other series of voting Preferred Stock, as applicable.

6.Liquidation Preference.

(a)In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), an amount in cash equal to the greater of (i) (A) the Liquidation Value per share of Preferred Stock plus (B) an amount equal to all Accrued Dividends on such share of Preferred Stock to, and including, the date fixed for liquidation, winding up or dissolution and (ii) solely in the event such liquidation, winding up or dissolution of the Corporation occurs following July 16, 2020, (A) the number of shares of Common Stock into which all of such Holder’s shares of Preferred Stock are convertible (at the Conversion Rate) as of immediately prior to such liquidation, winding up or dissolution multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately prior to such liquidation, winding up or dissolution.  For the avoidance of doubt, the Series A Preferred Stock, with respect to rights set forth in this Section 6(a), ranks senior to all Series B Preferred Stock and the Series B Preferred Stock shall not receive any proceeds on liquidation or dissolution under this Section 6(a) unless and until the Series A Preferred Stock has received the amount in cash provided in this Section 6(a).

(b)Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 6, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, no payment shall be made to Holders pursuant to this Section 6 upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of any of the Corporation’s Subsidiaries or upon any reorganization of the Corporation’s Subsidiaries without the approval of the Corporation or its stockholders.

(c)After the payment to the Holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 6, the Holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 6, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 6, in any distribution of the assets of the Corporation.

7.Conversion; Redemption.

(a)Holder Conversion.

(i) Each Holder shall have the right at any time following July 16, 2020, at its option, to convert, subject to the terms and provisions of this Section 7, any or all of such Holder’s shares of Preferred Stock into shares of Common Stock at the Conversion Rate and to receive cash in lieu of fractional shares, if any, as set out in Section 9.  Notwithstanding anything to the contrary in this Certificate of Designations, each Holder shall have the right, at its option, to convert, subject to the terms and provisions of this Section 7, any or all of such Holder’s shares of Preferred Stock into shares of Common Stock at the Conversion Rate in connection with the consummation of any Change of Control or Take-Private Transaction in which all of such Holder’s shares of Preferred Stock are not redeemed in full for the Change of Control Cash Price or Take Private Cash Price, as applicable (and the Corporation shall give prior written notice of any such Change of Control or Take-Private Transaction to each Holder consistent with the time periods set forth in Section 4(a)).

(ii)In order to convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 7(a), the Holder must (i) deliver a notice of conversion to the Corporation in the form attached hereto as Exhibit B and (ii) surrender the certificates, if any, representing such shares of Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), accompanied by transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent in the case of uncertificated book-entry shares), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation), together with written notice that such Holder elects to convert all or such lesser number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, if any, together with such notice, by the Corporation or (in accordance with the immediately preceding sentence) its authorized agent will be the “Conversion Date”.

(b)Corporation Optional Redemption.

(i)At any time, the Corporation shall have the right, at its option, to elect to cause any or all of the shares of Preferred Stock to be redeemed for cash at a redemption price per share equal to the Corporation Optional Redemption Price (a “Corporation Optional Redemption”); provided, however, that the price to redeem any shares of

Preferred Stock in a redemption of the Preferred Stock that occurs within 30 days prior to or at any time following the announcement or execution by the Corporation of an agreement providing for a Change of Control or Take-Private Transaction and prior to the termination of such agreement, shall be the Change of Control Cash Price or Take Private Cash Price, as applicable.  The Corporation shall not be permitted to redeem any shares of Series B Preferred Stock to the extent any shares of Series A Preferred Stock remain outstanding.

(ii) To exercise the redemption right described in this Section 7(c), the Corporation must deliver to the Holders a written notice setting forth: (x) the date on which the redemption will occur (the “Corporation Optional Redemption Date”), which shall be no earlier than ten (10) Business Days after the date such notice is given; and (y) with respect to each Holder, the number of shares of Preferred Stock subject to redemption and the price to be paid to such Holder in respect thereof.  For the avoidance of doubt, prior to the Corporation Optional Redemption Date, the Holders shall be entitled to exercise the rights set forth in Section 7(a) following receipt of the written notice described in the immediately preceding sentence.

(c)Conversion and Redemption Procedures.

(i)In connection with any redemption in accordance with Section 7(b) or Section 7(c), the Holder must deliver transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation).

(ii)On the Conversion Date or the Corporation Optional Redemption Date, as applicable, with respect to any share of Preferred Stock, uncertificated book-entry shares representing the number of shares of Common Stock into which the applicable shares of Preferred Stock are converted or for which the applicable shares of Preferred Stock are redeemed shall be promptly issued and delivered to the Holder thereof or such Holder’s designee (or cash shall be paid to an account designated by such Person) upon instructions to the Transfer Agent, to the Corporation and, if required, such Holder’s furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder.  For the avoidance of doubt, the satisfaction of the obligations set forth in Section 7(c)(i) shall be conditions to the issuance of share of Common Stock or the payment of the cash redemption price, as applicable, but shall not impact the conversion or redemption of the Preferred Stock, as applicable.

(iii)From and after the Conversion Date or the Corporation Optional Redemption Date, as applicable, the shares of Preferred Stock to be converted on such Conversion Date or redeemed on such Corporation Optional Redemption Date will cease to be entitled to any dividends that may thereafter accrue on the Preferred Stock; such shares of Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except (i) in the case of conversion, the right to receive from the Corporation the Common Stock or (ii) in the case of redemption, the right to receive from the Corporation the cash payable in respect of such shares of Preferred Stock) of the

Holder of such shares of Preferred Stock to be converted or redeemed shall cease and terminate with respect to such shares.

(iv)The Person or Persons entitled to receive the Common Stock and/or other securities issuable upon conversion or redemption of Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the Close of Business on the Conversion Date, if applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or securities to be issued or upon conversion or redemption of shares of Preferred Stock should be registered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder.

(v)So long as any shares of Preferred Stock remain outstanding, the Corporation shall cause a number of shares of Common Stock equal to the maximum number of shares of Common Stock to be issued upon conversion of the Preferred Stock to be reserved and approved for listing on the New York Stock Exchange, subject to official notice of issuance, an in connection therewith, shall file any supplemental listing application necessary to comply with the provisions of this Section 7(c)(v).

(vi)In connection with a Corporation Optional Redemption, in lieu of the Corporation exercising such redemption right, the Corporation may assign the right to exercise the Corporation Optional Redemption to a third party, and such third party will be entitled to exercise the Corporation Optional Redemption on the same terms as the Corporation, provided that (i) such third party shall be required, as a condition to exercising the Corporation Optional Redemption, to convert the acquired shares of Series A Preferred Stock in accordance with Section 7(c) immediately following the acquisition such shares of Series A Preferred Stock; (ii) such third party purchaser shall bear all costs and expenses of such transaction, the holders of Series A Preferred Stock shall have no liability to the purchaser thereof and shall be required to make no representations or warranties to such third party other than with respect to their ownership of the Series A Preferred Stock that is the subject of such transaction.  For the avoidance of doubt, the foregoing restrictions and obligations shall not apply to any privately negotiated purchase of shares of Series A Preferred Stock between the Holder and any purchaser thereof in which such purchaser is not acquiring Series A Preferred Stock pursuant to an assignment of the Corporation Optional Redemption Right.  Notwithstanding the foregoing, in no event will any holder of Series A Preferred Stock be required to engage in any transaction pursuant to this Section 7(c)(vi) that would, or could reasonably be expected to, result in any liability under Section 16(b) of the Exchange Act.

8.Conversion Price Adjustments; Reorganization Event.

(a)The Conversion Price (or portion thereof as contemplated by the definition of Conversion Price) shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i)If the Corporation issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Corporation effects a share subdivision or share combination, then the Conversion Price in effect immediately following the Record Date for such dividend, distribution, share subdivision or share combination shall be divided by the following fraction:

OS1 / OS0

where,

OS0=

the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share subdivision or share combination, as the case may be; and

OS1=

the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 8(a)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this Section 8(a)(i) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Price that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(ii)If the Corporation distributes to all holders of its Common Stock any rights, options or warrants entitling them to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

OS0 + X
OS0 + Y

where,

OS0=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;
X=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y=

the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any decrease to the Conversion Price made under this Section 8(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Price shall be increased, effective as of the date of such expiration, to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Price that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until the triggering events occur.

For purposes of this Section 8(a)(ii), in determining the aggregate price payable to exercise any such rights, options or warrants there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii)If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all holders of Common Stock, excluding (A)dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 8(a)(i) or Section 8(a)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Preferred Stock, (C) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 8(d) and (D) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 8(a)(iii) shall apply, then the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

SP0
SP0 – FMV

where,

SP0=	Closing Sale Price per share of the Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and
FMV=

the fair market value as of the Record Date for such distribution (as determined in good faith by the Board) of the shares of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

Any decrease to the Conversion Price made under the portion of this Section 8(a)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased, effective as of the earlier of the date the Board determines not to pay the distribution and the date such dividend or distribution was to have been paid, to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities that such Holder would have received if such Holder converted all of its shares of Preferred Stock at the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 8(a)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a National Securities Exchange (a “Spin-Off”), the Conversion Price shall be adjusted immediately after the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Date for the Spin-off by dividing the Conversion Price in effect immediately prior to the Close of Business on such tenth (10th) Trading Day by the following fraction:

FMV + MP0
MP0

where,

FMV=

the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Price under the preceding paragraph shall become effective at the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 8(a)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv)If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Price shall be adjusted immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date by dividing the Conversion Price in effect immediately prior to the Close of Business on such last Trading Day of the 10 consecutive Trading Day period by the following fraction:

AC + (SP1 x OS1)
SP1 x OS0

where,

AC=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;
OS0=

the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1=

the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any decrease to the Conversion Price made under this Section 8(a)(iv) shall become effective at the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10 consecutive Trading Days” within this Section 8(a)(iv) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(v)Notwithstanding anything herein to the contrary, no adjustment under this Section 8(a) shall be required to be made to the Conversion Price unless such adjustment would result in a change of at least 1% in the Conversion Price then in effect. Any lesser adjustment that is not made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Price; provided, however, that the Corporation may make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Preferred Stock and (C) upon the occurrence of a Change of Control. No adjustment to the Conversion Price shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock. The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence.

(vi)Notwithstanding the foregoing in this Section 8(a) and for the avoidance of doubt, the Conversion Price shall not be adjusted for: (A) the issuance of Common Stock pursuant to any present or future plan broadly available to holders of its Common Stock providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments as compensation pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries, in each case approved by the Corporation’s stockholders;  the issuance of Common Stock pursuant to any option, warrant, right or excisable, exchangeable or convertible security outstanding as of the Initial Issue Date;  a change in the par value of Common Stock;  a sale of Common Stock, or securities convertible or exercisable for Common Stock, for cash, other than in a transaction described in Section 8(a)(i) through Section 8(a)(iv);  ordinary course of business stock repurchases that are not tender offers referred to in Section 8(a)(iv), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board;  a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation’s Subsidiaries as described in Section 8(a)(iv); and accrued and unpaid dividends or distributions, except as provided in Section 4, Section 7, and Section 8;.

(b)Notwithstanding Section 8(a)(ii) and Section 8(a)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Preferred Stock remain outstanding, Holders will receive, upon conversion of shares of Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan. If, prior to any conversion of shares of Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 8(a)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive, upon conversion of shares of Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Conversion Price will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock as described in Section 8(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Price.

(c)Upon any decrease in the Conversion Price pursuant to this Section 8, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the Conversion Price then in effect following such adjustment.

(d)In the case of:

(i)any recapitalization, reclassification or change in Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

(ii)any consolidation, merger or other combination involving the Corporation,

(iii)any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or

(iv)any statutory share exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which Common Stock (but not the Preferred Stock) would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Preferred Stock into shares of Common Stock shall be changed into a right to convert such share of Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the Holder would have received if it had converted all of its shares of Preferred Stock at the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election). Notwithstanding Section 8(a), no adjustment to the Conversion Price shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Preferred Stock.

The provisions of this Section 8(d) shall apply to successive Reorganization Events.

None of the foregoing provisions of this Section 8(d) shall affect the right of a Holder to convert its Preferred Stock into shares of Common Stock as set forth in Section 7(a) prior to the effective time of such Reorganization Event, or the right of the Corporation to redeem the Preferred Stock in accordance with Section 7(b) prior to or at the effective time of such Reorganization Event in accordance with the terms of this Certificate of Designation. The

Corporation shall not become party to a Reorganization Event unless its terms are consistent with this Section 8(d).

In this Certificate of Designations, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Common Stock” are intended to refer to such Reference Property.

(e)A converting Holder is not required to pay any stock transfer, documentary, stamp or similar tax that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of the Preferred Stock.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

9.No Fractional Shares.  No fractional shares of Common Stock will be delivered to the Holders upon conversion or redemption. In lieu of fractional shares otherwise issuable, the Corporation shall round up to the nearest whole share the number of shares of Common Stock to be delivered, provided that in lieu of such rounding, the Corporation may elect to pay the applicable Holder an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date, if applicable.  In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion or redemption of such Holder’s shares of Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Preferred Stock of such Holder that are being converted or redeemed on any single Conversion Date, if applicable.

10.Transfer Restrictions; Certificates.

(a)Transfer Restrictions.

(i)No Holder shall Transfer all or any portion of its Preferred Stock to any Person that is not (i) a “United States person” within the meaning of Section 7701(a)(30) of the Code or (ii) a “withholding foreign partnership” (within the meaning of Treasury Regulation Section 1.1441-5(c)(2)) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code.

(ii)In the event that a Holder Transfers shares of Preferred Stock, other than in connection with a Transfer permitted by and in accordance with this Certificate of Designations, such Transfer shall be null and void and of no force or effect, and the Corporation shall not recognize or be bound by any such purported Transfer.

(b)Uncertificated Shares.

(i)Form. The shares of Preferred Stock shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and the NRS. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii)Transfer. Transfers of Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested Transfer until furnished evidence reasonably satisfactory to it that such Transfer is made in accordance with the terms of this Certificate of Designation.

11.Other Provisions.

(a)At any time that any Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of Preferred Stock then outstanding.

(b)With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(c)Shares of Preferred Stock that have been issued and reacquired in any manner, including shares of Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Nevada) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation; provided that any issuance of such shares as Series A Preferred Stock and Series B Preferred Stock must be in compliance with the terms hereof.

(d)All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by electronic mail or facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three (3) Business Days after being by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder.

(e)Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(f)Holders of shares of Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation.

(g)The Corporation shall take all such steps as may be required to cause any redemption or conversion of the Preferred Stock contemplate hereunder to be exempt under Rule 16b-3 under the Exchange Act to the extent applicable.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this 16th day of July, 2019.

COMSTOCK RESOURCES, INC.

By:  /s/ ROLAND O. BURNS

Name: Roland O. Burns

Title:  President

[Signature Page to Certificate of Designations of Comstock Resources, Inc.]